Exhibit 10.19

AEGION CORPORATION
MANAGEMENT ANNUAL INCENTIVE PLAN
CORPORATE EMPLOYEES

This Management Annual Incentive Plan (the “Plan”) of Aegion Corporation (the “Company”) is effective as of the 1st day of January 2019.

A.    Plan Purpose

The purpose of this Plan is to enhance business performance by motivating and rewarding executive and management employees for the achievement of incentive goals structured to achieve desired corporate results.

B.    Eligible Employees

A committee comprised of the Company’s Chief Executive Officer, General Counsel, Chief Financial Officer and Senior Vice President - Human Resources (together, the “Plan Committee”), shall designate the employees of the Company and its subsidiaries who are to be participants (the “Participants”) in the Plan for the applicable fiscal year, which, in this case, is January 1, 2019 through December 31, 2019 (the “Plan Year”).

Except where prohibited by law, as a condition to participation in the Plan and the receipt of any payment hereunder, Participants shall be required to sign any (i) confidentiality, non-solicitation and/or non-competition agreement, (ii) acknowledgment of the Company’s right to recoup any incentive compensation and/or (iii) acknowledgment of and agreement to comply with the Company’s Code of Conduct, each as may be required by the Company. Certain Participants who are employees of a business unit may participate in both this Plan and the plan for business unit employees, with a total award based in part on performance in this Plan and in part on performance under the plan for business unit employees.

To be eligible for payment under the Plan, an employee must be a current employee in good standing at the time of payout, which includes, but is not limited to, completing the Company’s annual compliance training requirements within the time period provided for completion. In addition, to be eligible for payment under the Plan, a Participant must have up to date performance reviews completed by June 30, 2019 and individual personal objectives in place by March 31, 2019 for each of the Participant’s direct reports. The Company has the right, in its sole discretion, to determine whether an employee is in good standing and/or otherwise eligible for a Plan award.

C.    Participant Incentive Award Goals

The Plan Committee shall establish an incentive award goal (a “Goal”) for each Participant that shall be expressed as a percentage of such Participant’s annual base salary. Participant Goals shall be reviewed and approved by the Plan Committee on an annual basis. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall approve Goals and Bookings Targets (as defined below), if applicable, of all executive officers of the Company.

D.    Funding and Award Summary

Each Participant’s Goal shall be measured and achieved through two separately weighted elements: (a) a Financial Goal weighted at 75% of the overall Goal; and (b) a Non-Financial Goal weighted at 25% of the overall Goal.

Financial Goal: 75% of each Goal under the Plan (the “Financial Goal”) shall be based upon total Company performance for the Plan Year or portion of Plan Year, as applicable for the biannual awards described in Section H of this Plan (the “Biannual Awards”),1 All references to the Plan Year include applicable portions of the Plan Year, as they apply to the Biannual Awards described in Section H of this Plan. subject to the discretion of the Compensation Committee based upon other subjective performance factors. Total Company performance shall be measured based on the actual consolidated Company EBT (as defined below) achieved (“Actual EBT”) as compared against the targeted consolidated Company EBT (“EBT Target”) for the Plan Year, or portion of Plan Year, as applicable for the Biannual Awards (“Biannual EBT Targets”), each as approved by the Compensation Committee; provided, however, with respect to only Participants who have, as a primary job function, the oversight of sales (“Chief Sales Officer”), 50% of the Financial Goal shall be measured based on the actual consolidated Company Bookings (as defined below) achieved for the Plan Year (“Actual Bookings”) as compared against the target Bookings (“Bookings Target”) for the Plan Year, or portion of Plan Year, as applicable for the Biannual Awards (“Biannual Bookings Targets”), as approved by the Company’s Chief Executive Officer, and the remaining 50% of the Financial Goal shall be based on Actual EBT.

Non-Financial Goal: 25% of each Goal under the Plan shall be based upon the achievement of at least three of four individual personal objectives for the Plan Year (the “Non-Financial Goal”). A Participant’s individual personal objectives for the Plan Year shall be approved by the Participant’s direct supervisor no later than March 31, 2019; however, a Participant and his/her direct supervisor may jointly modify a Participant’s objectives during the Plan Year if circumstances warrant. A Participant’s achievement of such objectives shall be determined by the Participant’s direct supervisor. A Participant’s achievement of at least three of their personal objectives shall entitle them to a 25% payout of his/her Goal. Failure to achieve at least three personal objectives will result in zero payout of the Non-Financial Goal. The Non-Financial Goal is an “all or nothing” pay-out goal. A Participant will be eligible for full payment of the Non-Financial Goal regardless of whether the Annual EBT Target is achieved. In the event a Participant achieves his/her Non-Financial Goal, and if the Company exceeds the Annual EBT Target, the Participant shall be eligible to receive greater than the 25% payout amount in accordance with the payout schedule set forth in Exhibit A. The Company’s failure to achieve at least 100% of the Annual EBT Target shall not impact the funding or payment of the Non-Financial Goal.

1 All references to the Plan Year include applicable portions of the Plan Year, as they apply to the Biannual Awards described in Section H of the Plan.

E.    EBT and Bookings

For purposes of this Plan, “EBT” shall be defined as “income before taxes on income and before extraordinary items less income/(loss) before taxes of non-controlling interests” of the Company for the Plan Year, which shall mean the consolidated income before taxes on income and less income/(loss) before taxes of non-controlling interests of the Company during the fiscal year, as determined by the Plan Committee in conformity with accounting principles generally accepted in the United States of America and contained in financial statements that are subject to an audit report of the Company’s independent public accounting firm, but excluding:

(i)
operating results and/or losses associated with the write-down of assets of a subsidiary, business unit or division that has been designated by the Board of Directors as a discontinued business operation or to be liquidated;

(ii)	gains or losses on the sale of any subsidiary, business unit or division, or the assets or business thereof;

(iii)
gains or losses from the disposition of material capital assets (other than in a transaction described in subsection (ii)) or the refinancing of indebtedness, including, among other things, any make-whole payments and prepayment fees;

(iv)	losses associated with the write-down of goodwill or other intangible assets of the Company due to the determination under applicable accounting standards that the assets have been impaired;

(v)
gains or losses from material property casualty occurrences or condemnation awards, taking into account the proceeds paid by insurance companies and other third parties in connection with the casualty or condemnation;

(vi)
any income statement effect resulting from a change in tax laws, accounting principles (including, without limitation, generally accepted accounting principles), regulations, or other laws regulations affecting reported results, except, in each case, to the extent the effect of such a change is already reflected in the target EBT amount;

(vii)	reorganization or restructuring charges and acquisition- or divestiture-related transaction expenses and costs;

(viii)	any gains or losses from unusual nonrecurring or extraordinary items;

(ix)
operating results of any entity or business acquired or disposed of during the Plan Year, except, in the case of an acquisition, to the extent such entity or business was included in the Company’s operating business plan for the Plan Year or, in the case of a disposition, to the extent such entity or business was not included in the Company’s operating business plan for the Plan Year;

(x)	any gain or loss resulting from currency fluctuations or translations as set forth in the Aegion Corporation Foreign Exchange Rate Policy for Annual Incentive Plan and Long-Term Incentive Plan;

(xi)	any material income or loss item the realization of which is not directly attributable to the actions of current senior management of the Company; and

(xii)	the income taxes (benefits) of any of the above-designated gains or losses.

For purposes of this Plan, “Bookings” shall be defined as either (i) actual consolidated orders booked by the Company for the Plan Year (reduced by any previously recorded orders that were cancelled during the Plan Year), or (ii) actual consolidated gross profit for actual consolidated orders booked by the Company for the Plan Year (reduced by the actual gross profit associated with any previously recorded orders that were canceled during the Plan Year), each of which shall be calculated and determined by the Company’s Chief Financial Officer in a manner consistent with how the Company records and reports hard backlog.

The Compensation Committee shall have final authority with respect to any determination by the Plan Committee regarding the definition of “EBT” and “Bookings” and, in exercising such authority, may consult with the Company’s independent auditor and/or Audit Committee as it deems necessary and advisable.

F.    Consolidated Company Financial Performance Pool Funding

The Financial Goal portion of the Plan, as well as any payout amount exceeding the Non-Financial Goal portion of the Plan (i.e. amounts exceeding 25% of the overall Goal), shall be funded based on the EBT performance and Bookings performance of the Company as a whole (such funding pool shall be referred to as the “Consolidated Company Financial Performance Pool”). At the outset of each Plan Year, the Compensation Committee shall determine (i) the EBT Target for the Plan Year; (ii) with respect to Sales Participants who are executive officers, if applicable, the Bookings Target for the Plan Year; and (iii) the target funding amount (the “Company Target Funding Amount”) based on both the EBT Target and the Bookings Target for the Consolidated Company Financial Performance Pool. The actual amount funded to the Consolidated Company Financial Performance Pool shall be determined upon calculation of Actual EBT and Actual Bookings after the end of the Plan Year, subject to any adjustments required pursuant to Section E hereof.

1.
If Actual EBT equals the EBT Target, the portion of the Consolidated Company Financial Performance Pool related to EBT shall be equal to the portion Company Target Funding Amount related to EBT, subject to the additional terms specified in Exhibit A.

2.
If Actual EBT exceeds or falls below the EBT Target, the portion of Consolidated Company Financial Performance Pool related to EBT shall be determined in accordance with the chart in Exhibit A (using interpolation for Actual EBT levels as specified therein), and subject to the additional terms specified therein.

3.
If Actual EBT is less than the threshold percentage of the EBT Target specified in the chart in Exhibit A, the maximum amount funded to the Consolidated Company Financial Performance Pool shall be equal to $500,000; provided, however, that (i) such amount shall only be awarded to individual Participants for extraordinary performance, as determined by the Company’s Chief Executive Officer in his sole discretion (subject to the review and approval by the Compensation Committee of any awards to executive officers of the Company); (ii) such amount shall be reduced such that any funding under this paragraph and the similar mechanism in Section F(13) of the Management Annual Incentive Plan for Business Unit Employees shall together not exceed $500,000.

4.
If Actual Bookings equals the Bookings Target, the portion of the Consolidated Company Financial Performance Pool related to Bookings shall be equal to the portion of Company Target Funding Amount related to Bookings, subject to the additional terms specified in Exhibit B.

5.
If Actual Bookings exceeds or falls below the Bookings Target, the portion of the Consolidated Company Financial Performance Pool related to Bookings shall be determined in accordance with the chart in Exhibit B (using interpolation for Actual Bookings levels as specified therein), and subject to the additional terms specified therein.

6.
If Actual Bookings are less than the threshold percentage of the Bookings Target (after the threshold percentage has been determined by the Chief Executive Officer in his sole discretion, per Exhibit B), the amount funded to the Consolidated Company Financial Performance Pool shall be equal to $0.

The maximum funding amount for the Consolidated Company Financial Performance Pool shall be 200% of the Company Target Funding Amount. In all events, the Compensation Committee, subject to any required approval of the Board of Directors, shall have the ability and authority to increase or decrease the amount of the Consolidated Company Financial Performance Pool calculated in accordance with the provisions of this Plan to reflect any extraordinary or unforeseen events or occurrences during the Plan Year.

G.    Consolidated Company Financial Performance Bonus Pool Awards

The Consolidated Company Financial Performance Pool shall be awarded to Participants subject to available pool funding. Except as otherwise provided in Section L below, a Participant must be an employee in good standing at the time the award is paid. The Company has the right, in its sole discretion, to determine whether an employee is in good standing and/or otherwise eligible for a Plan award.